Exhibit 3.1

CERTIFICATE OF MERGER

OF

APA MERGER SUB, INC.,

WITH AND INTO

APACHE CORPORATION

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (“DGCL”), the undersigned corporation hereby certifies that:

FIRST: The name and state of incorporation of each of the constituent corporations to the merger are as follows:

Name	State of Incorporation

Apache Corporation	Delaware

APA Merger Sub, Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of March 1, 2021 (the “Merger Agreement”), by and among Apache Corporation, APA Corporation, and APA Merger Sub, Inc., has been approved, adopted, executed, and acknowledged by each of the constituent corporations in accordance with Sections 251(c) and 251(g) of the DGCL (and, with respect to APA Merger Sub, Inc., by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD: The name of the surviving corporation is Apache Corporation.

FOURTH: The certificate of incorporation of the surviving corporation as in effect immediately prior to the merger shall be amended and restated in its entirety at the effective time of the merger as set forth in ANNEX A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or by applicable law.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the surviving corporation at the following address:

2000 Post Oak Boulevard, Suite 100

Houston, TX 77056-4400

SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: This Certificate of Merger shall become effective immediately upon the filing of this Certificate of Merger with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Merger has been executed on the 1st day of March, 2021.

APACHE CORPORATION

By:	/s/ Rajesh Sharma
Name:	Rajesh Sharma
Title:	Corporate Secretary

Signature Page to Certificate of Merger of APA Merger Sub, Inc. and Apache Corporation – March 1, 2021

ANNEX A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APACHE CORPORATION

FIRST. The name of the corporation is APACHE CORPORATION.

SECOND. The Registered Office in the state of Delaware is located at the Corporation Trust Center, 1209 Orange Street, in the county of New Castle, Wilmington, Delaware 19801. The Registered Agent at that address is The Corporation Trust Company.

THIRD. The purpose of the Apache Corporation (the “Corporation”) is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of common stock having the par value of $0.625 per share (“Common Stock”).

A holder of shares of Common Stock shall be entitled to one vote for each and every share of Common Stock standing in such holder’s name in the books of the Corporation.

FIFTH. The number of directors shall be fixed from time to time exclusively by the Board of Directors of the Corporation pursuant to a resolution adopted by a majority of the directors then in office.

Each director shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification, disability or removal.

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SIXTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

SEVENTH. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH, in respect to any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH. Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of APA Corporation (or any successor thereto by merger), by the same vote as is required by the DGCL and/or this Certificate of Incorporation.